EX-FILING FEES

EXPLANATORY NOTE

This filing is being made pursuant to Rules 424(b)(5) and 424(b)(8) under the Securities Act of 1933, as amended, solely to add the Calculation of Filing Fee table with respect to the Prospectus Supplement Dated June 2, 2020 filed by Baltimore Gas and Electric Company with the Securities and Exchange Commission relating to its 2.900% Notes due 2050. The “Calculation of Registration Fee” table was inadvertently omitted from such prospectus supplement. This filing does not amend, modify, or alter such prior filing in any other respect. No changes have been made to the prospectus supplement or the accompanying base prospectus.

Calculation of Filing Fee Tables
424(b)(5) and 424(b)(8)
(Form Type)
Baltimore Gas and Electric Company
(Exact Name of Registrant as Specified in its Charter)
Not applicable
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities

												Filing Fee
												Previously
												Paid
												In
												Connection
												with
			Fee		Proposed						Carry	Unsold
			Calculation		Maximum				Carry	Carry	Forward	Securities
		Security	or Carry		Offering	Maximum		Amount of	Forward	Forward	Initial	to be
	Security	Class	Forward	Amount	Price	Aggregate		Registration	Form	File	effective	Carried
	Type	Title	Rule	Registered	Per Unit	Offering Price	Fee Rate	Fee	Type	Number	date	Forward
						Newly Registered Securities
Fees to Be	Debt	2.900%	457(o)			$396,112,000	0.0001298(1)	$51,415.34
Paid		notes
		due
		2050
Fees
Previously
Paid
						Carry Forward Securities
Carry
Forward
Securities
	Total Offering Amounts					$396,112,000		$51,415.34
	Total Fees Previously Paid
	Total Fee Offsets
			Net Fee Due					$51,415.34

(1)	Fee Rate in effect as of June 3, 2020, the date on which the prospectus supplement was filed.